Exhibit 3

                             DEMAND PROMISSORY NOTE

$30,000,000                                                       April 10, 2002

     FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, the undersigned, LEVITT COMPANIES, LLC, a Florida limited liability company (the "Maker"), promises to pay to the order of BANKATLANTIC BANCORP, INC., a Florida corporation, or its registered assigns (the "Holder"), the principal sum of Thirty Million and No/100 Dollars ($30,000,000) (the "Principal"), plus interest (the "Interest") on the Principal from time to time remaining unpaid, calculated at the Prime Rate minus twenty-five (25) basis points, and payable as hereinafter set forth. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. Interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. For purposes of this Note, "Prime Rate" means the rate of interest announced by Columbus Bank and Trust Company, a Georgia banking corporation, from time to time as its prime commercial lending rate.

     Interest shall be paid in immediately available funds from time to time. The Maker shall pay to the Holder the entire unpaid Principal and any and all accrued and unpaid Interest thereon upon written demand therefor by the Holder. Payments to the Holder under this Note shall be made to the Holder at 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304, or at such other place as the Holder may from time to time designate to the Maker in writing. All payments hereunder shall be made in lawful money of the United States of America. This Note may be prepaid in whole or in part without penalty. Prepayments shall first be applied against accrued and unpaid Interest hereunder and shall then be applied to the Principal hereunder. If payment of Principal or Interest on this Note becomes due on a Saturday, Sunday or other legal holiday on which banks in the State of Florida are closed, then the due date shall be extended to the next succeeding business day.

     This Note shall be subordinate and junior in right of payment in all respects to amounts outstanding under that certain Loan Agreement, dated September 15, 2000, by and among Levitt Corporation and Ohio Savings Bank, and the Holder acknowledges that no Interest or Principal shall be paid hereunder if an event of default has occurred and is continuing under the terms of such Loan Agreement.

     The Maker waives demand, presentment, protest, dishonor and notice of maturity, non-payment or protest and all other requirements to hold the Maker liable. Time is of the essence with respect to this Note. If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect. This Note may not be amended, extended, renewed or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an the Holder or his authorized representative. This Note shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Florida (excluding the principles thereof governing conflicts of law), with exclusive jurisdiction and venue in the federal and state courts of Broward County, Florida. A delay by the Holder in exercising a right or remedy shall not constitute a waiver thereof. No waiver by the Holder of any default hereunder shall be deemed to constitute a waiver of any subsequent default. No exercise of any right or remedy hereunder shall preclude the exercise of any other right or remedy which the Holder may have in law or in equity to enforce the paying of this Note or the collection thereof.

     The Maker expressly agrees that the maturity of this Note, or any payment hereunder, may be extended by the Holder from time to time without in any way affecting the liability of the Maker.

                                        THE MAKER:

                                        LEVITT COMPANIES, LLC


                                        By:    /s/ Glen R. Gilbert
                                               ---------------------------------
                                        Name:  Glen R. Gilbert
                                               ---------------------------------
                                        Title: Vice President
                                               ---------------------------------


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